Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made by and between Eitan Gertel (“Gertel”) and Finisar Corporation, including its predecessors, successors, affiliates, parents, subsidiaries, and related entities (“Finisar”) (collectively, with Gertel, the “Parties”).
WHEREAS, Finisar currently employs Gertel pursuant to an Amended and Restated Executive Employment Agreement, dated December 31, 2008 (the “Employment Agreement”), and Gertel is also a member of the Board of Directors of Finisar;
WHEREAS, Gertel is resigning from employment with Finisar, and resigning from the Board of Directors of Finisar, in exchange for the remuneration that he would have been entitled to if Finisar terminated the Employment Agreement without cause; and
WHEREAS, Finisar and Gertel wish to set out the terms by which Gertel will separate from employment with Finisar;
NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the adequacy is hereby acknowledged, Finisar and Gertel, intending to be legally bound, agree as follows.
1.SEPARATION AND PAYMENTS TO GERTEL. The Parties agree that Gertel will resign from employment with Finisar, and will resign from the Board of Directors of Finisar, effective September 3, 2015 (the “Separation Date”). In consideration of the covenants undertaken herein by Gertel, and for other good and valuable consideration receipt of which is hereby acknowledged, Finisar will make the following payments:
(a)A lump sum payment totaling seventy-seven thousand seven hundred ninety-five U.S. dollars and eighteen cents ($77,795.18), less applicable withholdings, comprised of Gertel’s base salary due and owing through the Separation Date, as well as all accrued but unused paid time off through the Separation Date. The payment called for by this Paragraph 1(a) made on or before the Separation Date.
(b)A lump sum payment totaling one hundred thousand U.S. dollars and no cents ($100,000.00), less applicable withholdings, comprised of sixty (60) days of Gertel’s current base salary. Assuming that Gertel does not revoke this Agreement pursuant to Paragraph 4(d), the payment called for by this Paragraph 1(b) will be mailed to Gertel no later than the tenth (10th) business day after Gertel executes this Agreement.
(c)Assuming that Gertel does not revoke this Agreement pursuant to Paragraph 4(d) of this Agreement, and subject to Paragraph 9 of this Agreement, a series of payments to Gertel calculated pursuant to Paragraph 5(d)(i) of the Employment Agreement, in the aggregate amount of eight hundred thirty-seven thousand six hundred sixty-six U.S. dollars and sixty-seven cents ($837,666.67), less applicable withholdings (the “Severance Amount”). The Severance Amount will be paid in substantially equal biweekly installments over twelve (12) months, in arrears in accordance with the

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Company’s normal payroll schedule for salaried employees, commencing on the first pay day following the sixtieth (60th) day after the Separation Date. In addition, Finisar will pay or reimburse Gertel for his premiums charged to continue health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, at the same or reasonably equivalent coverage for Gertel (and, if applicable, his eligible dependents) as in effect immediately prior to the Separation Date, to the extent Gertel elects such continued coverage, for a period of twelve (12) months following the Separation Date.
(d)Finisar granted Gertel awards of restricted stock units in June of each of 2012, 2013 and 2014. Each of these three grants vests in four annual installments as measured from the grant date. Finisar shall accelerate a portion of the installment of each of these grants that is scheduled to vest in June 2016 so that five-twelfths (5/12) of the June 2016 vesting installment will be vested on the Separation Date (subject to his signing and not revoking this Agreement). The remaining unvested portion of each of these awards (including seven-twelfths (7/12) of the June 2016 vesting installment of each award) will be cancelled without payment on the Separation Date. No portion of Finisar's award of restricted stock units granted to Gertel in June 2015 will accelerate (i.e. the entire award granted in June 2015 will be cancelled without payment on the termination date).

2.NO REMUNERATION DUE. Except for the payments provided for in Paragraph 1, Gertel acknowledges and agrees that he is entitled to no other compensation, payments, or benefits from Finisar of any kind or nature whatsoever, including, without limitation, salary, severance pay, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, expense reimbursement, medical benefits, or any other allowance for services rendered prior to the Separation Date. In addition, Gertel acknowledges and agrees that except as set forth above (1) each of his equity-based awards granted by Finisar, to the extent outstanding and unvested on the Separation Date, will terminate on the Separation Date, and he will not be entitled to any payment with respect thereto or in respect thereof and (2) each of his stock options granted by Finisar, to the extent outstanding and vested on the Separation Date, will remain exercisable for the period specified for a voluntary resignation of his employment in the applicable stock option agreement (and will terminate at the end of such period to the extent not exercised). Gertel further acknowledges and agrees that this Agreement is intended to, and does, modify his rights upon separation under the Employment Agreement pursuant to Paragraph 11 of the Employment Agreement and that, upon receipt of the payments set out in Paragraph 1 of this Agreement, all of Finisar’s obligations under the Employment Agreement (as modified) will be satisfied.

3.RELEASE OF FINISAR. Pursuant to Paragraph 5(d) of the Employment Agreement, and except for those obligations created by or arising out of this Agreement, in consideration of the covenants undertaken herein by Finisar, including, without limitation, Finisar’s undertakings in Paragraphs 1(b) of this Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, Gertel hereby releases, discharges, and covenants not to sue Finisar, including Finisar’s predecessors, parent, subsidiaries, affiliates, and related entities, and all of its and their respective past and present employees, directors, officers, attorneys, representatives, insurers, agents, successors, and assigns, (individually and collectively “the Releasees,”) from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, and each of them, whether known or unknown, from the

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beginning of time to the date of this Agreement. The parties intend Gertel’s release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include specifically, by way of description, but not by way of limitation, any and all claims arising out of or in any way related to: (a)  any interactions between Gertel and the Releasees; (b) Gertel’s employment with Finisar and/or his separation from Finisar; (c) Gertel’s compensation while employed by Finisar; (d) any federal, state, or local law prohibiting discrimination on the basis of age, race, color, ancestry, religion, disability, sex, national origin, or citizenship, including, without limitation, claims under Title VII, the California Fair Employment and Housing Act, the Pennsylvania Human Relations Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Fair Labor Standards Act, the National Labor Relations Act, the Worker Adjustment Retraining and Notification Act, the California Labor Code, Title 43 of the Pennsylvania Statutes, or any other similar statutes whatever the city, county, state, or country of enactment; (e) California Labor Code § 132a; (f) any other federal, state, or local law or ordinance governing or pertaining to the employment relationship, including but not limited to the Employee Retirement Income Security Act, the Family and Medical Leave Act, the California Family Rights Act, the National Labor Relations Act, the Worker Adjustment Retraining and Notification Act, the California Business & Professions Code, or any other law whatever the city, county, state, or country of enactment; (g) the Employment Agreement and/or any other contract or quasi-contract between Finisar and Gertel; and (h) any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date of this Agreement; provided, however, that this Agreement is not intended to nor does it release or waive (t) claims relating to the validity of this Agreement; (u) claims by either Party to enforce this Agreement; (v) any rights to payment of benefits that Gertel may have under a retirement plan sponsored or maintained by Finisar that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; (w) claims Gertel is entitled to pursue as a shareholder of Finisar; (x) claims to enforce the obligation of Finisar or its insurers to advance costs and expenses and indemnify Gertel to the fullest extent permitted by law with respect to Gertel’s actions and omissions as an employee, officer and director of Finisar; and (y) any claim which is unwaivable and/or unreleasable as a matter of law. Gertel acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this release. Nevertheless, Gertel hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

4.ADEA WAIVER. Gertel expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, which have arisen on or before the date of execution of this Agreement. Gertel also expressly acknowledges and agrees that: (a) in return for this Agreement, Gertel will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement; (b) he is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement and has in fact so consulted; (c) when given a copy of this Agreement, Gertel was informed that he had twenty-one (21) days within which to consider it; and (d) Gertel was informed that he has seven (7) days following the date

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he executes the Agreement in which to revoke it. Gertel further understands, agrees, and represents that if he elects to execute this Agreement before the twenty-one (21) day reflection period expires, he does so voluntarily after consultation with counsel, and that this Agreement shall not become effective until the seven day revocation period has expired.

5.SECTION 1542 WAIVER. The parties acknowledge and represent that it is their intention in executing this Agreement that it should be effective as a bar to each and every claim and cause of action listed in Paragraph 3 and Paragraph 4 of this Agreement. In furtherance of this intention, they hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Thus, they desire and intend that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, if any, as well as those relating to the claims referred to above.

6.NO CLAIMS FILED OR ASSIGNED. Gertel represents and warrants that he has not filed any complaints, charges, lawsuits, or other legal actions with any court or government agency against Finisar or otherwise relating to any claims being released by him in Paragraphs 3, 4, and/or 5 of this Agreement. Gertel further represents and warrants that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter. To the extent required by applicable law, nothing contained in this Agreement shall preclude Gertel from filing a charge, complaint, or claim with an administrative agency.

7.CONFIDENTIALITY OF AGREEMENT. The Parties understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected. Until the Agreement is publicly filed or described by Finisar, Gertel represents and warrants that he will keep the contents, terms, and conditions of this Agreement confidential and will not disclose the same except to his spouse, accountant, or attorneys or pursuant to subpoena or court order and except to the extent disclosed by Finisar publicly pursuant to applicable laws and regulations. Gertel and Finisar (on behalf of itself, its executive officers and directors) agree that if either is asked for information concerning this Agreement, that party will state only that Gertel and Finisar reached an amicable agreement concerning Gertel’s resignation from Finisar and direct the questioner to Finisar's public filings related thereto. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement. Nothing in this Agreement, however, shall be construed to preclude a party or its counsel from complying with a lawful court order or process requiring disclosure, written, oral or otherwise, of any confidential information, provided that - to the extent the disclosing party is the Gertel - he or his counsel, gives immediate written notice by overnight mail and e-mail pursuant to Paragraph 18 of such court order or process and cooperates fully with and supports through all reasonable means all efforts by Finisar to oppose any such disclosure of confidential information.

8.COOPERATION AND NON-DISPARAGEMENT. The Parties hereby ratify and incorporate herein their mutual obligations to each other as set forth in Paragraph 17 of the

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Employment Agreement. Gertel acknowledges that, separate from and in addition to any obligation pursuant to a consulting relationship with Finisar, Finisar may need to consult with Gertel from time to time on a reasonable basis after the Separation Date on matters that Gertel worked on prior to the Separation Date. Gertel agrees to cooperate with Employer and to provide any such information as is reasonably requested by Finisar in any matters, litigation, or proceedings with which Gertel was involved, or relating to any work with which Gertel was involved or had knowledge, during Gertel 's employment with Finisar. Finisar agrees that it shall not request Gertel to perform future services if such performance would prevent Gertel from experiencing a “separation from service” as described in Internal Revenue Code Section 409A. For the avoidance of doubt, in no event shall Finisar request services from Gertel in excess of 20% of the average level of services performed by Gertel prior to the date of this Agreement. Gertel further agrees that he shall not, directly or indirectly, publish, disseminate or communicate in any way, to the media or any individual or entity, information that is critical, derogatory or otherwise intended to disparage Finisar or Finisar’s business, services, products, business affairs, officers, directors, and/or employees.

9.CONFIDENTIAL INFORMATION. Gertel covenants and agrees that he will continue to comply with his agreement regarding Inventions, Confidentiality and Non-Competition, which document is incorporated herein.

10.INTEGRATED AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding between Gertel and Finisar concerning the subject matter herein, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the same. This is an integrated document.

11.NO ADMISSIONS. The parties understand and agree that while this Agreement resolves all issues between Gertel and Finisar, it does not constitute an admission by Finisar of any violation of federal, state or local law, ordinance, or regulation, or of any violation of Finisar’s policies or procedures, or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Finisar.

12.COPIES. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original. Photographic and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

13.SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect other provisions or applications of this Agreement and to this end, the provisions of this Agreement are declared to be severable.

14.DRAFTING. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

15.GOVERNING LAW. The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of

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California, without regard to principles of conflict of laws, and the parties hereby consent to personal jurisdiction and proper venue in the Superior Court of the State of California, County of San Francisco, for purposes of enforcing or interpreting this Agreement. In a suit brought by either party to enforce this Agreement, the prevailing party will be entitled to the award of reasonable attorneys’ fees expended to enforce this Agreement.

16.MODIFICATION. This Agreement cannot be modified except in writing signed by all parties.

17.SECTION 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Gertel to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted consistent with that intent. Without limiting the generality of the foregoing, to the extent necessary to comply with Internal Revenue Code Section 409A, any payment to which Gertel becomes entitled under this Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A and is (i) payable upon Gertel’s termination; (ii) at a time when Gertel is a “specified employee” as defined by 409A shall not be made until the earlier of (a) the expiration of the six month period (the “Deferral Period”) measured from the date of Gertel’s “separation from service”; or (b) the date of Gertel’s death. Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Gertel or, if applicable, his beneficiary. For purposes of this Section, amounts that constitute “separation pay” in accordance with Internal Revenue Code Regulations Section 1.409A-1(b)(9)(iii) shall not be subject to the Deferral Period. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Code Section 409A. Gertel represents and warrants that he has consulted with his own tax advisors and counsel in connection with this Agreement and is not relying on Finisar, Finisar’s counsel, or any Releasee for tax advice as to the matters covered by this Agreement, including by way of example but not of limitation the payments set out in Paragraph 1.

18.VOLUNTARY AND KNOWING AGREEMENT. By their authorized signatures below, Gertel and Finisar certify that they have carefully read and fully considered the terms of this Agreement, that they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing, that they agree to all of the terms of this Agreement, that they intend to be bound by them and to fulfill the promises set forth herein, and that they voluntarily and knowingly enter into this Agreement with full understanding of its binding legal consequences.

19.NOTICES. Any written notice to Finisar required under this Agreement should be mailed to the following:
Adam P. KohSweeney, Esq.
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
akohsweeney@omm.com

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the dates set forth below.

/S/ Eitan Gertel By: Eitan Gertel	September 3, 2015 Date
/S/ Jerry S. Rawls By: Jerry S. Rawls Finisar Corporation.	September 3, 2015 Date

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